WICKES LUMBER COMPANY AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
                AND EQUIVALENT SHARES OF COMMON STOCK
          (in thousands, except share and per share amounts)





                                                                                      Year Ended
                                                     ------------    ------------    ------------    ------------    ------------
                                                     December 28,    December 30,    December 31,    December 25,    December 26,
                                                         1996            1995            1994            1993            1992
                                                     ------------    ------------    ------------    ------------    ------------
Average Shares Outstanding
  1.  Weighted average number of shares of
      common stock outstanding during the
      period                                            7,207,761       6,135,610       6,084,513       2,708,462       1,977,430
  2.  Net additional common equivalent shares
      assuming exercise of common stock
      warrants as computed under the Treasury
      Stock Method                                         11,993          16,161          21,766         162,629         191,354
                                                      ------------    ------------    ------------    ------------    ------------
  3.  Weighted average number of shares and
      equivalent shares of common stock
      outstanding during the period                     7,219,754       6,151,771       6,106,279       2,871,091       2,168,784
                                                      ------------    ------------    ------------    ------------    ------------

Income(Loss)
  4.  Net income (loss) available for
      common stock                                    $       508     $   (15,599)    $    28,054     $     7,311     $     4,924

Per Share Amounts
  Earnings (loss)
                                                      $      0.07     $     (2.54)    $      4.59     $      2.55     $      2.27
                                                      ============    ============    ============    ============    ============

   Earnings (loss) per share is computed by dividing net income (loss) available for common stock, by weighted average number of shares of common stock and common stock equivalents (warrants), unless anti-dilutive, outstanding during the periods.